EXHIBIT 10.16.2
CONFIDENTIAL TREATMENT REQUESTED
SCHEDULE F — FIRST RENEWAL
TO
SYNACOR MASTER SERVICES AGREEMENT

SEARCH REVENUE SHARING ADDENDUM
     This Schedule F — First Renewal shall become effective July 1, 2005, shall supersede the prior Schedule F the term of which terminated on June 30, 2005 and shall become a part of and is governed by the Synacor Master Services Agreement dated September 30th., 2004 by and between Synacor, Inc. and Charter Communications Holding Co., LLC (“Client”), including any schedules, attachments, or exhibits attached thereto (collectively, the “Agreement.”), and establishes the terms and conditions under which the Parties will work together to facilitate the delivery of search related services to Client’s Users. Except to the extent expressly modified herein, all of the terms and conditions of the Agreement shall apply to this Addendum. If any provision of this Addendum conflicts with a provision of the Agreement, the provisions of this Addendum shall control. Any capitalized terms used in this Schedule F and not defined herein shall have the meanings ascribed to such terms in the Agreement.
1. Definition of Search Services and Selection of Search Services Provider. A component of Synacor’s Service to Client shall include features that enable Users to receive descriptions and links associated with search results from search boxes (“Search Services”) placed within the Client Branded Portal and other Client websites (the “Sites”) through Synacor’s agreement with a Search Services provider (“Search Services Provider”). [*]
     a. Operation of Search Services. Each time a User enters a search request in a search box (a “Search Query”), Synacor shall return to such User a set of up to ten (10) search results (each such set being referred to as a “Search Results Set”) and additional paid links (“Sponsored Links” or “AFS Ads”) as agreed to by the Parties.
     b. Hosting and Control. At all times during the Services Term (defined below) Synacor shall (a) host and maintain any and all pages that comprise the Sites; (b) maintain complete technical and editorial control of the Sites; and (c) act as the intermediary for all transmissions between Search Services Provider and the Sites.
     c. Context Sensitive Advertising. The Parties may agree to provide context sensitive advertising (“Adsense for Content Ads” or “AFC Ads”) within the Client Branded Portal or other Client controlled websites.
2. Disclaimers. Client understands and agrees that Search Services Provider shall not be liable for any damages, whether direct, indirect, incidental or consequential, arising from the Site’s access to or use of the Search Services;
3. No Warranties. Client understands and agrees that Search Services Provider makes no warranties, express or implied, with respect to the Search Services, including without limitation, warranties for merchantability, fitness for a particular purpose, and non-infringement;
4. Client Not Third Party Beneficiary. Client expressly acknowledges and agrees that Client is not a third party beneficiary under any agreement between Synacor and Search Services Provider.
5. [*]

Search Revenue Sharing Addendum — Schedule F	1

*	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

[*]
6. Fees and Payment Terms.
     a. Search Services. For all Search Fees, Synacor shall bill Client monthly at the rate of [*]
     b. AdSense for Search. Subject to the terms and conditions of this Agreement, for each month during the Services Term Client shall receive the Applicable Percentage (as defined below) of Net AFS Revenues attributable to such month.
     c. AdSense for Content. Subject to the terms and conditions of the Agreement, for each month during the Services Term Client shall receive the Applicable Percentage of Net AFC Revenues attributable to such month.
     d. Ad Revenues; Applicable Percentage; Applicable Deduction.
               i. “Net AFS Revenues” means (i) Ad Revenues derived from clicks on AFS Ads (excluding Non-Qualifying Ads as defined below) minus (ii) the Applicable AFS Deduction.
               ii. “Net AFC Revenues” means (i) Ad Revenues derived from clicks on AFC Ads (excluding Non-Qualifying Ads as defined below) minus (ii) the Applicable AFC Deduction.
               iii. “Ad Revenues” means gross ad revenues minus agency fees, referral fees, costs related to third party advertising service providers, and discounts.
               iv. “Applicable Percentage” with respect to any calendar month during the Services Term shall be the following:
[*]

Search Revenue Sharing Addendum — Schedule F	2

*	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

               v. “Applicable AFS Deduction” in any calendar month during the Services Term means [*] Notwithstanding anything to the contrary, Synacor reserves the right to increase the Applicable AFS Deduction [*] by providing: (i) advance written notice to Client, and (ii) documentary evidence of such increased cost.
               vi. “Applicable AFC Deduction” in any calendar month during the Services Term means [*]

Search Revenue Sharing Addendum — Schedule F	3

*	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

               vii. Notwithstanding any of the foregoing under this Section, Synacor shall not be liable for payment in connection with (i) any amounts which result from invalid queries, or invalid impressions of (or clicks on) ads, generated by any person, bot, automated program or similar device, including, without limitation, through any fraudulent act, as reasonably determined by Synacor; and (ii) ads that advertise Search Services Provider products or services (collectively, “Non-Qualifying Ads”). The number of queries, and impressions of and clicks on ads, as reported by Search Services Provider, shall be the number used in calculating payments hereunder.
     e. Payment Terms. All payments due a Party shall be made by such other Party within thirty (30) days after the end of each applicable quarter in which the applicable AFC Ads, AFS Ads, or Search Results Sets were displayed. All payments shall be made in full in United States Dollars.
7. Term. This Addendum will become effective on July 1, 2005 and shall run concurrently with the Agreement. The term of this Addendum may also be referred to as the “Services Term.”
8. No Third Party Beneficiaries. The parties agree that the terms of this Agreement and the parties’ respective performance of obligations hereunder are not intended to benefit any person or entity not a party to this Agreement, that the consideration provided by each party under this Agreement only runs to the respective parties hereto, and that no person or entity not a party to this Agreement shall have any rights hereunder nor the right to require the performance hereunder by either of the respective parties hereto.
9. Supplement To Agreement. The terms and conditions of the Agreement will remain in full force and effect, except as modified by this Amendment. This Amendment will serve only to supplement the Agreement. This Search Revenue Sharing Addendum First Renewal shall supercede the Search Revenue Sharing Addendum dated as of
The foregoing is hereby agreed and accepted by:

SYNACOR, INC.		CLIENT:

CHARTER COMMUNICATIONS HOLDING COMPANY, LLC

By:	/s/ George Chamoun	By:	/s/ Jeff Jay

	Name: George Chamoun		Name: Jeff Jay
	Title: SVP Product Development		Title: VP Product Development
Date:	10/24/05	Date:

Search Revenue Sharing Addendum — Schedule F	4